Exhibit 99.1

Omni Bio Pharmaceutical, Inc.	WestMountain Asset Management
Bob Ogden, Chief Financial Officer	Steve Anderson – Investor and Public Relations
(720) 488-4708	(970) 212-4770
Email – investor_relations@omnibiopharma.com	Email – ir@westmountainam.com

Patent Issued for Treatment of Diabetes

Denver, Colorado based Omni Bio Pharmaceutical, Inc.

confirms announcement from U.S. Patent Office.

Denver, CO, December 8, 2011 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OTC OMBP.ob) today announced that U.S. Patent No. 8,071,551, entitled “METHODS AND COMPOSITIONS FOR TREATING DIABETES,” was issued by the United States Patent and Trademark Office on December 6, 2011 (the “Diabetes Patent”). The Diabetes Patent expires in May 2022.

The Diabetes Patent is the most recently issued patent that Omni Bio licenses under agreements with the University of Colorado Denver and a private company. The Diabetes Patent claims a method for treating diabetes in subjects by administering an effective amount of a composition comprising Alpha-1 antitrypsin (AAT) or a derivative of AAT. AAT is an FDA-approved drug currently prescribed for chronic lung disease in AAT-deficient patients. The Diabetes Patent and other patents and patent applications that Omni Bio licenses cover methods of use for the treatment of new indications using AAT.

Dr. James Crapo, CEO of Omni Bio, commented, “We are extremely excited about the issuance of the Diabetes Patent, which combined with our initial Type 1 diabetes human clinical trial, we believe will potentially afford Omni Bio a commercial opportunity. It further reinforces our belief that AAT, through its anti-inflammatory properties, may be highly effective in the treatment of diabetes and other inflammatory diseases.” Type 1 diabetes is also commonly referred to as juvenile diabetes.

Omni Bio has recently updated its corporate website to include current videos from Dr. Crapo and Dr. Charles Dinarello, Chief Scientific Officer of Omni Bio.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is a clinical-stage biopharmaceutical company that has licensed potential new indications for an existing FDA approved drug – Alpha-1 antitrypsin (AAT). Omni Bio’s core technology is based on issued patents and patent applications licensed from the University of Colorado Denver (UCD) and a privately held company. Omni Bio’s lead development program has been funding research and a human clinical trial to evaluate the effectiveness of AAT in the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of diabetes, transplant rejection and bacterial and viral disorders.

Omni Bio is also a significant investor in BioMimetix Pharmaceutical, Inc. (BioMimetix), a recently formed biopharmaceutical corporation. BioMimetix is the exclusive licensee of an issued patent held by Duke University, and intends to develop a new class of patented compounds for the treatment of various diseases including radiation toxicity during the treatment of cancer using radiation therapy.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including BioMimetix’s addressable markets and the success of BioMimetix’s activities. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.